Exhibit 10.56

March 23, 2005

Ms. Linda M. Rubinstein
c/o Solexa, Inc.
25861 Industrial Blvd.
Hayward, CA 94545

Dear Linda:

     We are pleased to offer you a position as Vice President, with the understanding and agreement that you will also assume the title and role of Chief Financial Officer once the Form 10-K for the year ended December 31, 2004 has been filed, and in any event no later than April 30, 2005. You will report to the Chief Executive Officer (“CEO”) at Solexa, Inc. (“Solexa” or the “Company”). As agreed, the terms of your employment are as follows:

     Your start date with the Company will be March 22, 2005. As previously noted, you will report to the CEO and you will have the duties and responsibilities commensurate with your title and office as reasonably assigned to you by the CEO. You shall perform your duties at the Company’s Hayward, California offices, subject to reasonable travel to the Company’s U.K. offices from time to time. Beginning March 22, 2005 and continuing through June 30, 2005, excluding any periods of disability, vacation and sick leave to which you are entitled, you will devote approximately ninety percent (90%) of your business time and attention to the business and affairs of Solexa. During this period, you will receive a base salary of $18,750.00 per month (equivalent to an annual salary of $225,000), less payroll deductions and all required withholdings. As an exempt, salaried employee, you will not be eligible for overtime compensation. During this period, you are expected to wind down and complete any and all consulting engagements.

     Effective as of July 1, 2005, provided that you have no continuing consulting engagements and excluding any periods of disability, vacation and sick leave to which you are entitled, you will devote substantially all of your business time and attention to the business and affairs of Solexa. You will receive a base salary of $20,833.33 per month (equivalent to an annual salary of $250,000), less payroll deductions and all required withholdings. As an exempt, salaried employee, you will not be eligible for overtime compensation.

     During your employment with Solexa, you will also be eligible to earn an annual performance bonus with a target of 30% of your base salary (pro-rated for 2005 commencing with your start date). For 2005, the amount of your bonus will be determined based on your achievement (as reasonably determined by the CEO) of written performance milestones to be negotiated in good faith and agreed upon between you and the CEO within two months of your joining the Company. For subsequent years, you and the CEO will negotiate written performance milestones in good faith for bonus determination purposes.

     If the Company successfully completes a financing within six (6) months after your start date which results in the Company obtaining at least $10,000,000 in available funds, the CEO will recommend to the Board of Directors (the “Board”) that you be granted a nonstatutory stock option to purchase one hundred forty-one thousand (141,000) shares of the common stock of the Company (the “Option”) pursuant to the Company’s 1992 Stock Option Plan (the “Plan”). The exercise price for the Option shares will be the closing sales price as quoted on Nasdaq National Market System (“Nasdaq”) on the last market trading day prior to the day of grant. Except as otherwise provided in this letter, the Option will vest and become exercisable in forty-eight (48) equal monthly installments over four (4) years, with vesting to commence as of your start date, as long as you remain in continuous service with the Company (as defined in the Plan). Upon the consummation of an Asset Sale, Merger, Consolidation or Reverse Merger, each as defined in the Plan, the vesting and exercisability of the Option and any other outstanding option grants then held by you (including but not limited to the Anniversary Options described in the next paragraph) shall be accelerated two (2) years. The Option is subject to Board approval, and will be governed in full by the Plan and your individual Option agreement.

     In addition, subject to your satisfactory performance of your duties as determined by the CEO in his reasonable discretion, the CEO will recommend to the Board that additional option grants of no less than 45,000 shares each be granted to you within 30 days following the first and second anniversaries of your start date, each of which will vest and become exercisable in forty-eight (48) equal monthly installments over four (4) years from the respective grant dates (each such option grant shall be referred to herein as an “Anniversary Option” and collectively as the “Anniversary Option). Of course, such grants are subject to and contingent upon Board approval.

     The Company’s stock option plan currently provides the right to exercise the shares in full or in part subject to any stock option grant for consideration consisting of any combination of cash, check or cashless exercise in conjunction with the Company’s Regulation T program. The rights set forth in this paragraph currently are included in each of the Company’s award agreements and option grants and will be included in your award agreements and option grants.

     You will also be eligible to participate in all Company benefits applicable to similarly situated executive employees of the Company, pursuant to the terms, conditions and limitations of the benefit plans and Company policies: said benefits include, but are not limited to, medical insurance, vacation, sick leave and holidays. Your vacation accrual rate will be equal to a rate of four (4) weeks per year, subject to the terms of our vacation policy. A summary of the benefit plans is enclosed. In addition, The Company will enter into an Indemnity Agreement with you in substantially the form enclosed herein within five (5) business days of your start date.

     Notwithstanding anything to the contrary in this letter or in any other agreement between you and the Company, it shall not be a violation of your obligations to the Company for you to engage in the following activities: (1) serve on civic or charitable boards or committees, or (2) manage personal investments; so long as these activities are not on behalf of a competitor to the Company and do not significantly interfere with the performance of your duties and responsibilities to the Company. In the event you wish to serve on corporate boards and deliver lectures, fulfill speaking engagements or teach at educational institutions, you will need advance written permission from the CEO, which permission shall not be unreasonably withheld.

     As a Solexa employee, you will be required to abide by Company rules and regulations, and you will be required to sign an acknowledgment that you have read, understand, and will comply with the Company’s Employee Handbook. In your work for the Company, you will be expected not to use or disclose any confidential information, including trade secrets, of any former employer or other person to whom you have an obligation of confidentiality. Rather, you will be expected to use only that information which is generally known and used by persons with training and experience comparable to your own, which is common knowledge in the industry or otherwise legally in the public domain, or which is otherwise provided or developed by the Company. You agree that you will not bring onto Company premises any unpublished documents or property belonging to any former employer or other person to whom you have an obligation of confidentiality. You hereby represent that you have disclosed to Solexa any contract you have signed that may restrict your activities on behalf of the Company.

     Your employment with Solexa is at-will, meaning that you may terminate your employment at any time and for any reason whatsoever simply by notifying Solexa. Likewise, Solexa may terminate your employment at any time, with or without Cause (as defined below), and with or without advance notice. The Company also retains sole discretion to make all other decisions concerning your employment (e.g. position, title, reporting relationship, transfers, job duties and responsibilities, compensation, benefits or any other managerial decisions) with or without Cause, and with or without advance notice. This at-will employment relationship cannot be changed except in writing, signed by you and a duly authorized Company officer.

     Notwithstanding the at-will nature of your employment, in the event (i) your employment is terminated without Cause (as defined below) by the Company, (ii) you resign your employment with Good Reason (as defined below); (iii) your employment is terminated without Cause (as defined below) by the Company or any successor to or acquiring entity of the Company within thirty (30) days prior to, upon or within twelve (12) months after an Asset Sale, Merger, Consolidation, or Reverse Merger (as defined in the Plan), or (iv) you resign your employment with Good Reason (as defined below) within thirty (30) days prior to, upon or within twelve (12) months after an Asset Sale, Merger, Consolidation or Reverse Merger (as defined in the Plan) of the Company, you will be eligible to receive severance compensation as stated herein, provided that you first execute a general release of any and all known and unknown claims you may have against the Company, which general release will be in a form reasonably acceptable to the Company. The amount of severance compensation you will receive in the event of a termination or resignation of your employment under provisions (i) or (ii) of the first sentence of this paragraph shall be an amount equal to four and one-half (4.5) months of your final base salary, plus an amount equal to 100% of your target annual bonus, prorated to the percent of the year that has been completed, as of your termination date, subject to standard payroll deductions and withholdings and payable in a lump sum. The amount of severance compensation you will receive in the event of a termination or resignation of your employment under provisions (iii) or (iv) of the first sentence of this paragraph shall be an amount equal to six (6) months of your final base salary, plus an amount equal to 100% of your target annual bonus, prorated to the percent of the year that has been completed, as of your termination date, subject to standard payroll deductions and withholdings and payable in a lump sum, which sums shall be in addition to two years acceleration of the vesting and exercisability of the Option and any other outstanding options grants then held by you (including but not limited to the Anniversary Options), in the event such accelerated vesting and exercisability has not already occurred.

     “Cause” shall mean: (a) your conviction of, guilty plea to, or plea of “no contest” to, any felony or any crime involving dishonesty; (b) your knowing participation in any fraud or material act of dishonesty against the Company; (c) your persistent and willful refusal to perform your duties to the Company; (d) intentional damage by you to any property of the Company; or (e) your use of drugs or alcohol in such a manner as to materially interfere with the performance of your duties.

     “Good Reason” shall mean the occurrence of any of the following without your written consent, and your resignation due to and no later than sixty (60) days after such occurrence: (i) a material breach by the Company of any of its obligations to you under this letter, provided that, such resignation will only qualify as a resignation for Good Reason if you first provide the Company with at least thirty (30) days advance written notice of your intention to resign and the Company does not cure its breach to your reasonable satisfaction within that thirty (30) day timeframe; (ii) the required relocation of your principal place of employment to a location that increases your commute by more than twenty-five (25) miles from Hayward, California; (iii) any material reduction in your base salary or bonus potential, with the exception of reduction programs generally applicable to the Company’s senior executive employees; or (iv) any material diminution in your title, reporting relationship, duties or responsibilities.

     On your first day at Solexa, Inc., you will be required to sign the documents listed below. Please see Cristina Alves for completion of these documents:

1.       Proprietary Information and Inventions Agreement. Signing this agreement is a condition of our offer of employment, and compliance with this agreement is a condition of continued employment. A copy has been enclosed for your review.

2.       Employment Eligibility Verification (I-9) Form. In compliance with the Immigration Reform and Control Act of 1986, our offer of employment is subject to satisfactory proof of your identity and right to work in the United States. You will be required to complete the enclosed I-9 form and provide us with original documentation as outlined in Section 2 (copy enclosed) to verify your identity and eligibility for employment in the United States. It is very important that you remember to bring the necessary identification documents on your first day.

     The employment terms in this letter, and the stock plan and other documents, policies and agreements referenced herein, including but not limited to the stock option agreements. the Proprietary Information and Inventions Agreement and the Indemnity Agreement, constitute the complete and exclusive statement of your employment agreement with Solexa. It supersedes any agreements or promises made to you by anyone, whether oral or written. Changes in your employment terms, other than those changes, if any, expressly reserved to the Company’s discretion in this letter, require a written modification signed by you and a duly authorized officer of Solexa. If you have any questions, please contact me.

Welcome to Solexa, Inc. We look forward to working with you.

Sincerely,

/s/ John West

John West
Chief Executive Officer

/enclosures

     Please sign below indicating your acceptance of this offer of employment, and return the original to our office by March 23, 2005 in the enclosed self-addressed, stamped envelope.

Linda Rubinstein	/s/ Linda Rubinstein

Name (print)	Signature

March 23, 2005	March 22, 2005

Date	Start Date

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